Exhibit 16.1

HARRIS & GILLESPIE CPA’S, PLLC

CERTIFIED PUBLIC ACCOUNTANT’S

3901 STONE WAY N., SUITE 202

SEATTLE, WA 98103

206.547.6050

June 12, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: NEXT GENERATION MANAGEMENT CORP.

Dear Sirs/Madams:

The undersigned Harris & Gillespie CPA’s, PLLC previously acted as independent accountants to audit the financial statements of Next Generation Management Corp. We never provided that service and are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated June 12, 2015 of Next Generation Management Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/ HARRIS & GILLESPIE CPA’S, PLLC